Exhibit 10.22

Glass House Technologies, Inc.

2007 Section 102 Share Option Plan

Originally Adopted on March 23, 2007

2007 Share Option Plan

Table of Contents

1.	Purpose of the ESOP	3

2.	Definitions	3

3.	Administration of the ESOP	5

4.	Designation of Participants	5

5.	Designation of Options Pursuant to Section 102	6

6.	Trustee	7

7.	Shares Reserved for the ESOP	7

8.	Purchase Price	8

9.	Adjustments	8

10.	Term and Exercise of Options	10

11.	Vesting of Options	10

12.	Shares Subject to Right of First Refusal	11

13.	Dividends	11

14.	Restrictions on Assignability and Sale of Options	11

15.	Effective Date and Duration of the ESOP	12

16.	Amendments or Termination	12

17.	Government Regulations	12

18.	Continuance of Employment	12

19.	Governing Law & Jurisdiction	13

20.	Tax Consequences	13

21.	Non-Exclusivity of the ESOP	13

22.	Multiple Agreements	13

2007 Share Option Plan

Glass House Technologies, Inc.

2007 Section 102 Share Option Plan

This plan, as may be amended from time to time, shall be known as the GlassHouse 2007 Section 102 Share Option Plan.

1.	Purpose of the ESOP

The ESOP is intended to offer selected persons providing Service to the Company or an Affiliate in Israel which the Board shall decide their services are considered valuable to the Company, an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company’s Stock, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ESOP.

2.	Definitions

For purposes of the ESOP and related documents, including the Option Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Capital Gain Option” or “CGO” as defined in Section 5.4 below.

2.5	“Chairman” means the chairman of the Committee.

2.6	“Committee” means a share option compensation committee appointed by the Board, which shall consist of one or more members of the Board.

2.7	“Company” means Glass House Technologies, Inc., a US resident company.

2.8	“Companies Law” means the Israeli Companies Law 5759-1999.

2.9	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10	“Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

2.11	“Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

2.12	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2007 Share Option Plan

2.13	“ESOP” means this GlassHouse 2007 Section 102 Share Option Plan.

2.14	“Expiration date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ESOP.

2.15	“Fair Market Value” means the fair market value of a Share, as determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

2.16	“IPO” means the initial public offering of the Company’s shares.

2.17	“ITA” means the Israeli Tax Authorities.

2.18	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.19	“Ordinary Income Option” or “OIO” as defined in Section 5.5 below.

2.20	“Option” means an option to purchase one or more Shares of the Company pursuant to the ESOP.

2.21	“Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.22	“Optionee” means a person who receives or holds an Option under the ESOP.

2.23	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.24	“Outside Director” means a member of the Board who is not an employee of the Company or an affiliate.

2.25	“Purchase Price” means the price for each Share subject to an Option.

2.26	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.27	“Service” means service as an Employee, Outside Director or a Non-Employee in the Company or an Affiliate.

2.28	“Share” means the Common Stock of the Company, with par value of $0.001 per Share.

2.29	“Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.30	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.31	“Vested Option” means any Option, which has already been vested according to the Vesting Dates under this Plan or the applicable Option Agreement.

2.32	“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ESOP and the Option Agreement.

2.33	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2007 Share Option Plan

2.34	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

3.	Administration of the ESOP

3.1	The Board shall have the power to administer the Plan. To the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee, and until such delegation any such reference to the Committee shall be construed as reference to the Board. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.2	The Board shall have full power and authority: (i) to designate Optionees; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to designate the type of Options to be granted to an Optionee; (vi) alter any restrictions and conditions of any Options or Shares subject to any Options; (vii) determine the Purchase Price of the Option; (viii) prescribe, amend and rescind rules and regulations relating to the ESOP; and (ix) make all other determinations deemed necessary or advisable for the administration of the ESOP, including, without limitation, to adjust the terms of the ESOP or any Option Agreement so as to reflect (a) changes in applicable laws and (b) the laws of other jurisdictions within which the Company wishes to grant Options.

3.3	The Board shall have the authority, subject to the relevant tax arrangements and the consent of the Optionee, to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the ESOP.

3.4	The interpretation and construction by the Board or the Committee of any provision of the ESOP or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.	Designation of Participants

4.1	The persons eligible for participation in the ESOP as Optionees shall include any person providing Service; as long as that (i) Israeli Employees may only be granted 102 Options; and, (ii) Non-Employees may only be granted 3(i) Options.

4.2	The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ESOP or any other option or share plan of the Company or any of its Affiliates.

2007 Share Option Plan

4.3	Anything in the ESOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	Designation of Options Pursuant to Section 102

5.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2	The grant of Approved 102 Options shall be made under this ESOP adopted by the Board, and shall be conditioned upon the approval of this ESOP by the ITA.

5.3	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

5.4	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6	The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this ESOP and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

5.8	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.9	With regards to Approved 102 Options, the provisions of the ESOP and/or the Option Agreement shall be subject to the provisions of Section 102 and the said provisions shall be deemed an integral part of the ESOP and of the Option Agreement. Any provision of Section 102 which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ESOP or the Option Agreement, shall be considered binding upon the Company and the Optionees.

2007 Share Option Plan

6.	Trustee

6.1	Approved 102 Options which shall be granted under the ESOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2	Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options or assurance satisfactory to the Trustee that the tax will be paid.

6.3	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.	Shares Reserved for the ESOP; Restriction Thereon

7.1	The Company has reserved 500,000 authorized but unissued Shares, for the purposes of the ESOP and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ESOP shall cease to be reserved for the purpose of the ESOP, but until termination of the ESOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ESOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ESOP or under the Company’s other share option plans.

7.2	Each Option granted pursuant to the ESOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ESOP.

2007 Share Option Plan

7.3	An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to the terms of such Option.

8.	Purchase Price

8.1	The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion. Each Option Agreement will contain the Purchase Price determined for each Optionee.

8.2	The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Board, including without limitation, by cash or check. The Board shall have the authority to postpone the date of payment on such terms as it may determine.

8.3	The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

9.	Adjustments

9.1	In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares (other than a dividend payable to less than all of the holders of any series or class of stock of the Company) or a combination or consolidation of the outstanding Shares into a lesser number of Shares, corresponding adjustments shall automatically be made in each of (i) the number of Shares available for future grants under Section 7, (ii) the number of Shares covered by each outstanding Option and (iii) the Purchase Price under each outstanding Option. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board at its sole discretion may make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section 7, (ii) the number of Shares covered by each outstanding Option or (iii) the Purchase Price under each outstanding Option.

9.2	In the event that the Company is a party to a merger or consolidation, all outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(i)	The continuation of such outstanding Options by the Company (if the Company is the surviving corporation).

(ii)	The assumption of such outstanding Options by the surviving corporation or its parent in a manner that complies with any applicable law.

(iii)	The substitution by the surviving corporation or its parent of new options for such outstanding Options in a manner that complies with any applicable law.

2007 Share Option Plan

(iv)	Full exercisability of such outstanding Options and full vesting of the Shares subject to such Options, followed by the cancellation of such Options. The full exercisability of such Options and full vesting of the Shares subject to such Options may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless the Board determines in good faith that (a) a shorter period is required to permit a timely closing of such merger or consolidation; and, (b) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options. Any exercise of such Options during such period may be contingent on the closing of such merger or consolidation.

(v)	The cancellation of such outstanding Options and a payment to the Optionees equal to the excess of (a) the Fair Market Value of the Shares subject to such Options (whether or not such Options are then exercisable or such Shares are then vested) as of the closing date of such merger or consolidation over; (b) their Purchase Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionees than the schedule under which such Options would have become exercisable. If the Purchase Price of the Shares subject to such Options exceeds the Fair Market Value of such Shares, then such Options may be cancelled without making a payment to the Optionees. For purposes of this paragraph (v), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

9.3	Except as provided in this Section 9, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of any class. Any issuance by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Purchase Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets

9.4	The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

2007 Share Option Plan

10.	Term and Exercise of Options

10.1	Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.4 below.

10.3	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is providing Service to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4	If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following occasions:

(i)	The expiration date determined pursuant to Section 15.1 below;

(ii)	The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such later date as the Board may determine; or

(iii)	The date twelve months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board may determine.

10.5	Any form of Option Agreement authorized by the ESOP may contain such other provisions as the Board or, if authorized, the Committee may, from time to time, deem advisable.

10.6	With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated there under.

11.	Vesting of Options

11.1	The Committee shall determine the terms and conditions for the vesting of the Options. The vesting provisions of individual Options may vary.

11.2	Subject to the provisions of the ESOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be determined by the Committee and provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

2007 Share Option Plan

12.	Shares Subject to Right of First Refusal

Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. Such restrictions shall be set forth in the applicable Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of an Optionee who is not an officer of the Company or an Outside Director:

12.1	Any right to repurchase the Optionee’s Shares at the original Purchase Price upon termination of the Optionee’s Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the Date of Grant;

12.2	Any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and,

12.3	Any such right may be exercised only within 90 days after the later of (a) the termination of the Optionee’s Service or (b) the date of the option exercise.

13.	Dividends

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

14.	Restrictions on Assignability and Sale of Options

14.1	No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or the laws of descent and distribution or except as specifically allowed under the ESOP, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2	As long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

2007 Share Option Plan

15.	Effective Date and Duration of the ESOP

The ESOP, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. If the stockholders fail to approve the ESOP within 12 months after its adoption by the Board, then any grants, exercises or sales that have already occurred under the ESOP shall be rescinded and no additional grants, exercises or sales shall thereafter be made under the ESOP. The ESOP shall terminate automatically 10 years after the later of (i) its initial adoption by the Board or (ii) the most recent increase in the number of Shares reserved under Section 7 that was approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Section 16 below

16.	Amendments or Termination

The Board may amend, suspend or terminate the ESOP at any time and for any reason; provided, however, that any amendment of the ESOP shall be subject to the approval of the Company’s stockholders if it increases the number of Shares available for issuance under the Plan (except as provided in Section 9). Stockholder approval shall not be required for any other amendment of the Plan. If the stockholders fail to approve an increase in the number of Shares reserved under Section 7 within 12 months after its adoption by the Board, then any grants, exercises or sales that have already occurred in reliance on such increase shall be rescinded and no additional grants, exercises or sales shall thereafter be made in reliance on such increase

17.	Government Regulations

The ESOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.	Continuance of Employment or Hired Services

Neither the ESOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ESOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

2007 Share Option Plan

19.	Governing Law & Jurisdiction

The ESOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ESOP.

20.	Tax Consequences

20.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, sale of Shares or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made, or have been assured to the satisfaction of the Trustee.

21.	Non-Exclusivity of the ESOP

The adoption of the ESOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ESOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.	Multiple Agreements

The terms of each Option may differ from other Options granted under the ESOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the ESOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.